FORM OF TAX ALLOCATION AGREEMENT


      This TAX ALLOCATION AGREEMENT, made as of __________, 1999 (the "Agreement"), by and among dELiA*s Inc. (hereinafter referred to as "dELiA*s"), and iTurf Inc., (hereinafter referred to as "iTurf") for taxable years commencing on and after January 1, 1999.


                                   RECITALS

A. dELiA*s and its subsidiaries form an affiliated group (the "dELiA*s Group") within the meaning of Section 1504(a) of the Internal Revenue Code including any successor provision thereto (the "Code"), and the dELiA*s Group desires to continue to file a consolidated Federal income tax return and consolidated or combined state income tax returns where allowed by law;

B. It is contemplated that concurrently with or shortly after the execution of this Agreement, iTurf may consummate an initial public offering of less than 20 percent of its common stock;

C. It would be to the mutual advantage of the parties hereto, and could result in reduced Federal and State income tax being paid by all parties, if a consolidated Federal income tax return and consolidated or combined state income (or franchise) tax returns (where allowed) are filed which will include dELiA*s (and its subsidiaries) and iTurf in accordance with the terms of applicable state law and regulations.

      THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

I.    Consolidated Return

      A. dELiA*s and iTurf shall file such consents and other documents and take such action as may be necessary to continue filing a consolidated tax return for the dELiA*s Group, and such consolidated or combined state income tax returns as allowed.

      B. dELiA*s and iTurf shall cause any corporation that is currently or which hereafter becomes an affiliate of either of them and a member of the dELiA*s Group to join in this Agreement.

      C. dELiA*s and iTurf shall maintain, and shall cause any subsidiaries subsequently formed or acquired to maintain, concurrent fiscal years.


      D. Any dispute between the parties with respect to the operation or interpretation of


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            this Agreement shall be referred to and decided by the independent public accountants for the dELiA*s Group.

II.   Calculation of Corporate Income Tax Liability

      A. Beginning with the tax year commencing February 1, 1999, and for each tax year thereafter, each member of the dELiA*s Group, including iTurf but other than dELiA*s, will pay to dELiA*s an amount equal to its Federal corporate income tax liability computed as if that member filed a separate Federal income tax return for such period. In making this computation, items specified in Treas. Reg. ss. 1.1552-1(a)(2)(ii)-(a) through (i) shall be computed as if a dELiA*s consolidated return had been filed.

      B. This paragraph B applies in the event that the computation set forth in paragraph A, above, results in iTurf incurring a net operating loss or unutilized tax credit (such iTurf loss or credit hereinafter referred to as a "Tax Attribute") with respect to any taxable year, which Tax Attribute is absorbed (within the meaning of Treasury Regulation Section 1.1502-32) by another member of the dELiA*s Group (other than iTurf) in the same (or another preceding or succeeding taxable year). In that event, at the close of the tax year in which the Tax Attribute is incurred or absorbed (whichever is later), an intercompany note receivable ("Tax Receivable") in favor of iTurf payable by dELiA*s shall be created in an amount equal to the portion of Tax Attribute absorbed multiplied by the highest marginal federal corporate income tax rate provided for in Section 11 of the Code or any successor provision thereto (or in the case of the absorption of a credit, the amount of such credit).

      C. Principles similar to the principles set forth in this Section II shall be applied in determining (i) the amounts of any consolidated or combined state, local or foreign corporate income (or franchise) tax liability that is required to be paid by members of the dELiA*s Group, including iTurf, but other than dELiA*s, to dELiA*s, and (ii) the amount of any Tax Receivable in favor of iTurf payable by dELiA*s that shall be created to reflect the absorption by any member of the dELiA*s Group (other than iTurf) of any Tax Attribute for state, local or foreign income tax purposes.

III.  Liability for Tax Payments

      A. dELiA*s will pay the Federal corporate tax liabilities of the dELiA*s Group for any period in which the dELiA*s Group files a consolidated Federal income tax return. If the dELiA*s Group files a consolidated or combined return for any state, locality or foreign jurisdiction for any period, dELiA*s will pay the liability arising out of that return.

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      B.    iTurf and each member of the dELiA*s Group shall pay to dELiA*s the amount of its federal tax liability (and where iTurf or another member has been included in a consolidated or combined return, the amount of the state, local or foreign tax liability relating to such inclusion) as computed pursuant to the provisions of Section II, above.

      C. If the consolidated or combined federal, state, local or foreign income tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or audit by the Internal Revenue Service or any other taxing authority, the obligation of each member shall be recomputed under Section II and this Section III of this Agreement to give effect to such adjustments. In the case of a refund, dELiA*s shall make payments to each member for its share of the refund, within thirty days after the refund is received by the dELiA*s, and in the case of an increase in tax liability, each member shall pay to dELiA*s its allocable share of such increased tax liability within twenty days after receiving notice of such liability from dELiA*s. If any interest (or penalty) is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated in the ratio each member's change in federal, state, local or foreign income tax liability bears to the total change in such tax liability.

      D. Any payments that iTurf is required to make pursuant to this Agreement may be satisfied by a corresponding offset to, and reduction of, the amount of any Tax Receivable. In the event iTurf leaves the dELiA*s Group, for any tax year in which it is no longer a member, it shall become entitled to the payment of the Tax Receivable to the extent, and in the amount, of its aggregate federal, state, local and foreign income tax liability computed pursuant to the principles of Section II of this Agreement. To the extent that a Tax Receivable is not offset, reduced or paid pursuant to the preceding sentences of this paragraph D, the outstanding amount of the receivable shall be paid at the close of the fifth succeeding calendar year following its creation.


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IV.   Method and Time of Payment

Payments of consolidated estimated tax for the consolidated dELiA*s Group at the normal quarterly due dates will be made by dELiA*s. Each member of the dELiA*s Group (including iTurf) will pay to dELiA*s at those quarterly due dates, such amounts as determined by dELiA*s, based on estimates of the payment obligation of each member pursuant to this Agreement prepared by dELiA*s and computed pursuant to the provisions of Section II, above, as of the close of the appropriate quarter. Upon the determination of the dELiA*s Group's consolidated tax liability for the year, each member (including iTurf) shall make/receive payment to/from dELiA*s in an amount equal to such member's liability for the entire year determined pursuant to paragraph III, above, less amounts already paid for estimated tax. In the event a member leaves the dELiA*s Group, the payment obligation of or to such member pursuant to this paragraph shall be computed as of the day immediately preceding the first day any such member is no longer a member of the dELiA*s Group and payment of the obligation of such member shall be made no later than the quarterly due date as described above and payments by dELiA*s to such member should be made no later than 30 days after the close of the last quarter of the taxable year.

V.    Successors Assigns

The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, of any of the parties hereto.

VI.    New Members/Members Leaving the Group

If, at any time any other company becomes a member of the dELiA*s Group, the parties hereto agree that such member shall become a party to this Agreement by executing a duplicate copy of this Agreement. Unless otherwise specified, such named member shall have all the rights and obligations of a subsidiary under this Agreement. Any member corporation which leaves the dELiA*s Group shall continue to be bound by this Agreement with respect to periods during which it was a member.

VII. Parent Designate

dELiA*s may designate a subsidiary (other than iTurf) to act on behalf of the dELiA*s Group in performing the duties identified in this Agreement (other than dELiA*s obligation with respect to the Tax Receivable).


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VIII. Duration

Unless earlier terminated by mutual agreement of the parties, this Agreement shall remain in effect with respect to any tax year for which iTurf is a member of the dELiA*s Group, and in any event so long as a Tax Receivable remains outstanding.

IX.   General

All material including but not limited to, returns, supporting schedules, work papers, correspondence and other documents relating to the consolidated return shall be made available to any party to this Agreement during regular business hours. This Agreement shall be governed by the laws of Delaware. This Agreement contains the entire agreement of the parties and there are no agreements, representations or warranties not contained herein. This Agreement may not be amended except by written instrument executed with the same formality as this Agreement; provided, however, that as long as dELiA*s has direct or beneficial ownership of 30% or more of the voting power represented by the voting securities of iTurf and no other person directly or beneficially owns a greater percentage of such voting power, no amendment of a material term or waiver of a material obligation of this Agreement shall be valid unless it has been approved by a majority of the members of the board of directors of the iTurf who are not directors or officers of dELiA*s or the beneficial owners of five percent or more of the outstanding voting securities of dELiA*s. This Agreement may be executed in counterparts.

      IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective with respect to the periods written above.


                              dELiA*s Inc.


                              By:_______________________________________________
                                    Name:
                                    Title: Chief Financial Officer


                              iTurf Inc.


                              By:_______________________________________________
                                    Name:
                                    Title: Chief Operating Officer


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